EXHIBIT 5.1

June 10, 2024

The Directors

BP p.l.c.

1 St. James’s Square

London SW1Y 4PD, England.

Dear Sir/Madam:

RE:	Registration Statement on Form S-8 (the “Registration Statement”)

1. This opinion is given in connection with the registration under the United States Securities Act of 1933, as amended (the “Act”), of 150,000,000 Ordinary Shares of nominal value US $0.25 each (“Ordinary Shares”) of BP p.l.c., an English public limited company (the “Company”), to be issued in connection with the BP p.l.c. Reinvent BP Plan, the BP p.l.c. Share Value Plan and the Archaea Employee Savings Plan (all together, the “Plan”).

2. This opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and be construed in accordance with English law.

3. I have examined and relied on copies of such corporate records and other documents, including the Registration Statement, and reviewed such matters of law as I have deemed necessary or appropriate for the purpose of this opinion.

4. On the basis of, and subject to, the foregoing and having regard to such consideration of English law in force at the date of this letter as I consider relevant, I am of the opinion that (i) the Company has been duly incorporated and is validly existing as a company under the laws of England and Wales, and (ii) the Ordinary Shares to be awarded by the Company pursuant to and in accordance with the Plan will, when so awarded, have been legally and validly issued, fully paid and non-assessable (i.e., no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders).

I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 relating to such Ordinary Shares. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Yours faithfully,

/s/ Jo Norman

Jo Norman

Managing Counsel – Treasury